Exhibit 99.1
FOR IMMEDIATE RELEASE
AdStar Receives NASDAQ Deficiency Notice
MARINA DEL REY, Calif. — September 19, 2007 — AdStar, Inc. (Nasdaq: ADST), today announced that on September 18, 2007, the company received a deficiency notice from the NASDAQ Stock Market (“NASDAQ”) stating that the its stock failed to close above the minimum closing bid price of $1.00 per share for 30 consecutive business days. NASDAQ Marketplace Rule 4310(c)(4) requires all listed companies to maintain a minimum closing bid price of $1.00 per share. In accordance with NASDAQ Marketplace Rule 4310(c)(8)(D), the company has been afforded a compliance period of 180 calendar days, or until March 17, 2008, to regain compliance with the requirement. If the Company cannot demonstrate compliance with the bid requirement by March 17, 2008, it will be afforded an additional 180 day compliance period, provided, that on March 17, 2008, the Company demonstrates that it meets the criteria for initial listing set forth in Rule 4310(c) (except for the bid price requirement set forth in Rule 4310(c)(4)). Compliance can be achieved if at anytime before expiration of a compliance period, the bid price of the Company’s stock closes at $1.00 or more per share for a minimum of 10 consecutive business days. The Company will use its best efforts to regain compliance and fully expects that it will regain compliance prior to March 17, 2008.
About AdStar, Inc.
AdStar, Inc. (Nasdaq: ADST — News) is the leading provider of e-commerce transaction software and services for the advertising and publishing industries. AdStar’s proprietary suite of e-commerce services includes remote ad entry software and web-based ad transaction services. AdStar is also the industry’s largest supplier of automated payment processing services. AdStar’s ad transaction infrastructure powers classified ad sales for more than 40 of the largest newspapers in the United States, CareerBuilder, and a growing number of other online and print media companies. EdgCapture, AdStar’s automated payment process solution, is currently employed by call centers at more than 100 of the nation’s leading newspaper and magazines. AdStar is headquartered in Marina del Rey, Calif.. For additional information on AdStar, Inc., visit www.adstar.com.
# # #